Exhibit 23

Consent of Independent Auditors

The Board of Directors

Southern Financial Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8, No. 333-110347 and No. 333-68706, of Southern Financial Bancorp, Inc. of our report dated February 27, 2004, relating to the consolidated balance sheets of Southern Financial Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Southern Financial Bancorp, Inc.

Richmond, Virginia

February 27, 2004